UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): April 25, 2013

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On April 29, 2013, the New Hampshire Public Utilities Commission (“NHPUC”) issued an Order in Docket No. DE 13-065, approving the second annual step increase under the long term rate plan of Unitil Energy Systems, Inc. (“Unitil Energy” or the “Company”), Unitil Corporation’s electric distribution utility subsidiary.

The NHPUC’s Order allows Unitil Energy to increase its distribution base revenue $2.8 million on an annual basis for effect May 1, 2013. Approximately $1.7 million of the increase in base revenue is associated with the recovery of utility plant additions made during the calendar year 2012. In addition, $0.7 million of the increase in base revenue is associated with increased spending for its vegetation management and reliability enhancement programs, and $0.4 million of the increase is associated with an increase in its storm reserve fund which will result in a corresponding increase in operations and maintenance expense.

On April 25, 2013, the NHPUC also issued an Order in Docket No. DE 13-084 allowing Unitil Energy to increase its storm recovery adjustment factor to recover previously deferred storm costs of $2.3 million, which were incurred to restore power and repair damage to the Company’s electrical system resulting from Superstorm Sandy. The NHPUC’s Order approves the recovery of costs associated with Superstorm Sandy over a five-year period with carrying charges at the Company’s long-term cost of debt, net of deferred taxes, or 4.52% to be applied to the uncollected balance through the recovery period.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Exhibit

99.1	NHPUC Order dated April 29, 2013

99.2	NHPUC Order dated April 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:
/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date:	May 2, 2013

EXHIBIT INDEX

Number	Exhibit

99.1	NHPUC Order dated April 29, 2013

99.2	NHPUC Order dated April 25, 2013